Exhibit 99.1 News Release

ERHC Energy Inc. Reports Third Quarter 2011 Financial Results

HOUSTON, August 10, 2011 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in West Africa, has announced its results for the quarter ending on June 30, 2011, of ERHC’s current financial year.

During the third quarter of its financial year, ERHC’s general and administrative expenses totaled $887,421, a decrease of approximately 38 percent from $1,435,212 in the three months ended June 30, 2010.

As of June 30, 2011, ERHC reported $14,816,976 in cash, cash equivalents and short-term investments, and virtually no debt.

ERHC also announced an initial eight-year work program on its three exploration blocks in the Republic of Chad arising from the Production Sharing Contract (PSC) signed with the government of Chad in July. The work program  includes the following:

-	An initial four-year commitment comprising of geological and geophysical studies, including the acquisition of seismic data.
-	Two additional years including a well commitment.
-	The final two-year period includes another well commitment.

The minimum expenditure on the work program over the eight-year period is $16 million.

“We are currently synthesizing the mass of technical information that we became entitled to and received from the Chadian authorities when we signed the PSC, after which we will  start working with the Chadian authorities on the requisite management arrangements and preliminary approvals for the work required in the first period of the exploration program,” said ERHC CEO Peter Ntephe. “Thereafter, we will begin the important work of contracting service companies for the first steps of the geological and geophysical work. This will be done in tandem with discussions with potential partners.”

In addition to its oil blocks in Chad, ERHC holds working interests in Blocks 2, 3, 4, 5, 6 and 9 of the Nigeria-Sao Tome and Principe Joint Development Zone (“JDZ”). ERHC also holds 100 percent working interests in Blocks 4 and 11 of the Sao Tome and Principe Exclusive Economic Zone (“EEZ”) with an option to acquire up to 15 percent working interests in two more Blocks in the EEZ.

ERHC will hold its third quarter investor conference call on Friday, August 12, 2011 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To participate, please dial 877-309-0830 (domestic) or 716-247-5185 (international) five to ten minutes before the call begins and reference the pass code 89824057. Those wishing to submit questions beforehand can do so via e-mail at Q3Questions@ERHC.com. ERHC may not be able to address all questions submitted.

A replay of the call will be available from Friday, August 12, 2011 at 10:00 a.m. Eastern Time through August 19, 2011 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and referencing the pass code 89824057.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.